As filed with the Securities and Exchange Commission on November 1, 2019

No. 333-233396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Delcath Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	06-1245881
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1633 Broadway, Suite 22C

New York, New York 10019

(212) 489-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	DCTH	OTC QB

Jennifer K. Simpson

President and

Chief Executive Officer

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

(212) 489-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Michele F. Vaillant, Esq.

McCarter & English, LLP

100 Mulberry Street

Newark, New Jersey 07102

(973) 639-2011

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, $0.01 par value per share, underlying Series E and Series E-1 Convertible Preferred Stock and Series E and Series E-1 Warrants	980,557,497.00	$0.08	$78,444,599.76	$10,182.11
Total:			$78,444,599.76	$10,182.11

(1)

We are registering for re-sale 980,557,497.00 shares of Common Stock that may be issued to the Selling Stockholders named in this registration statement following the conversion of certain shares of (i) Series E Convertible Preferred Stock and the exercise of Series E Warrants issued to the Selling Stockholders with respect to such Series E Convertible Preferred Stock and (ii) Series E-1 Convertible Preferred Stock and the exercise of Series E-1 Warrants issued to the Selling Stockholders with respect to such Series E-1 Convertible Preferred Stock. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Common Stock which may become issuable to prevent dilution from stock splits, stock dividends or similar events.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the $0.09 (high) and $0.07 (low) sale price of the Registrant’s Common Stock as reported on the OTC QB on October 28, 2019, which date is within five business days prior to filing this Registration Statement.

(3)	The registrant previously paid $14,261.23 in connection with the initial filing of the Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Delcath Systems, Inc. has prepared this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-233396) for the purpose of filing with the Securities and Exchange Commission an exhibit to the Registration Statement. This Amendment No. 3 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees to be paid by us in connection with the sale of Common Stock shares being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee. All such expenses will be borne by the Company; none shall be borne by the Selling Stockholders.

SEC registration fee	$10,182.11
FINRA filing fee	200.00
Legal fees and expenses	125,000.00
Accounting fees and expenses	150,000.00
Printing and engraving expenses	125,000.00
Transfer agent and registrar fees and expenses	10,000.00
Other expenses	20,000.00

Total	$440,382.11

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of Delaware’s General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws provides that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15. Recent Sales of Unregistered Securities

In connection with each of the following unregistered sales and issuances of securities, except as otherwise provided below, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering.

On June 6, 2016, the Company completed a private placement, exempt for registration purposes under Section 4(a)(2) of the Securities Act, of $35 million aggregate principal amount of senior secured convertible notes (the “Notes”) pursuant to a Securities Purchase Agreement dated June 6, 2016 (the “SPA”) between the Company and certain institutional investors as set forth in the Schedule of Buyers attached to the SPA, as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 7, 2016.

The Notes were issued at an 8 percent original issue discount to the principal amount of Notes (a purchase price of $920 for each $1,000 principal amount of Notes and related warrants) for aggregate proceeds of $32.2 million. The Notes did not bear any ordinary interest and provided that the Company repay the principal amount of the Notes in equal monthly installments beginning seven months after the original date of issuance.

The Company also issued warrants to purchase 6.8 million additional shares of common stock to such institutional investors concurrently with the issuance of the Notes. The Company repurchased all of such warrants for cash, effective as of March 31, 2017.

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series A Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series A Certificate of Designations”) which were filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series A Preferred Stock”). On July 2, 2017, we entered into an exchange agreement (the “Exchange”) with one of our investors which had purchased certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock pursuant to a certain June 6, 2016 securities purchase agreement, of $4.2 million aggregate principal amount of such Notes for 4,200 shares of Series A Preferred Stock

(the “Series A Preferred Shares”). The Exchange was made in reliance upon the exemption from registration provided by Rule 3(a)(9) of the Securities Act of 1933, as amended. The Series A Preferred Shares were entitled to the whole number of votes equal to $4.2 million divided by $1,288.00 (the closing bid price on June 13, 2016, the date of issuance of the Notes as adjusted for the reverse stock split effected in July 2016,) or 3,261 votes. The Series A Preferred Stock had no dividend, liquidation or other preferential rights to our common stock, and each share of Series A Preferred Stock was redeemed for the amount of $0.01 on August 28, 2017.

On July 11, 2017, we entered into an Amended and Restated Securities Purchase Agreement (the “Amended Purchase Agreement”) with certain institutional investors for the sale by the Company of 2,360 shares of Series B Preferred Stock (the “Series B Preferred Stock”) at a purchase price of $1,000 per share, in a private placement. The aggregate gross proceeds for the sale of the Series B Preferred Stock was $2.0 million. The Company used the proceeds from the transaction for general corporate purposes. The restricted shares of Series B Preferred Stock had no registration rights and were not be eligible for legend removal for a period of at least six months from the date of closing. This Amended Purchase Agreement amends the July 5, 2017 Securities Purchase Agreement (the “Purchase Agreement”) into which we entered with certain institutional investors (the “Investors”) for the sale by the Company of 2,360 shares of Series B Preferred Stock in a registered direct offering. The Series B Preferred Stock was entitled to the whole number of votes equal to $2.0 million divided by $65.35 (the closing bid price on July 5, 2017, the date of sale of the Series B Preferred Stock), or 30,607 votes. The Series B Preferred Stock had no liquidation or other rights which are preferential to our common stock. The Series B Preferred Stock was redeemed for $2,360,000 in August 2017.

On August 28, 2017, the Company entered into a Restructuring Agreement (the “Agreement”) with one of the institutional investors (the “Investor”) who was a party to the SPA. As of the date the Agreement was entered into, the Investor held $11,444,637 aggregate principal amount of Notes of which there was $10,092,857 aggregate Restricted Principal, (as defined in the Notes) of Notes (the “Restricted Notes”), secured by such aggregate cash amount held in a collateral account of the Company in the same amount (the “Restricted Cash”) and (y) $1,351,780 principal of Notes (the “Unrestricted Notes”), (ii) 4,200 shares of Series A Preferred Stock and (iii) 2,006 shares of Series B Convertible Preferred Stock.

Pursuant to the Agreement, (a) on the date thereof the Company and the Investor took the following actions (the “Initial Restructuring”): (i) the Investor released restrictions on $1,650,000 of Restricted Cash (the “Initial Release”), (ii) the Investor consented to the use of additional Restricted Cash to effect redemptions of the Series A Preferred Shares and the Series B Preferred Shares, (iii) the Investor cancelled $1,200,000 aggregate principal of the Notes (such portion of the Notes, the “Cancellation Note”), (iv) the Company redeemed all the Series A Preferred Shares outstanding for a cash payment to the Investor of $4.20 and (v) the Company redeemed the Series B Preferred Shares for a cash payment to the Investor of $2,006,000 and (b) upon the consummation of a reverse stock split of our Common Stock of at least twenty to one (the “Reverse Stock Split Event”, and such date, the “Reverse Stock Split Date”) by September 15, 2017, the Company and the Investor shall have taken the following actions (the “Additional Restructuring”, and together with the Initial Restructuring, the “Restructuring”): (i) the Investor shall consent to the use of Restricted Cash to effect redemptions of $4,000,000 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Redemption Notes”), (ii) the Company shall redeem the Redemption Notes for a redemption price of $6,436,852.80 (the “Redemption Price”) and (iii) the Company shall exchange (the “Exchange”), pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, $2,436,852.80 aggregate Restricted Principal of the Restricted Notes (such portion of the Restricted Notes, the “Exchange Notes”, and together with the Redemption Notes, the “Restructured Notes”) for new warrants to purchase 114,286 shares of its Common Stock (the “New Warrants”, as exercised, the “New Warrant Shares”). The New Warrants expire on the 42 month anniversary of the date of issuance and bear an exercise price of $122.50 per share (which shall be adjusted to the new lower purchase price per share if there is a subsequent “down round” financing). The Investor, in lieu of an exercise of the New Warrants pursuant to a cash payment of the aggregate exercise price of the number of New Warrants being exercised, may exercise the New Warrants, in whole or in part, by electing instead to receive upon such exercise two shares and one hundred and twenty-five thousandths of a share of the Company’s Common Stock for each

Warrant Share exercised pursuant to this provision. The transactions set forth herein were being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”) and Rule 144(d)(3)(ii) of the 1933 Act. As a result of not having effected a reverse stock split by September 15, 2017, the Additional Restructuring did not occur.

Amendment to Restructuring Agreement

As a result of the lack of requisite approval by Delcath stockholders for the Company’s proposed reverse stock split, the parties and the two investors in the Notes entered into an amendment to the August restructuring agreement on October 10, 2017 as follows: (i) on the date that the Company effects a reverse split of its common stock, (x) the Company will exchange, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, an aggregate principal amount of those notes equal to $279,015 for new warrants to purchase an aggregate of 127,551 shares of Common Stock, and the Company shall redeem all the Series C Preferred Shares then outstanding for a cash payment of $590,000 and (ii) upon the initial consummation, on or prior to December 15, 2017, by the Company of the offering contemplated by the registration statement on Form S-1 that was filed with the SEC on October 11, 2017 the following shall occur: (i) pursuant to Section 3(b) of the Restricted Notes, the Company shall be deemed (as adjusted downward by the Black-Scholes value of the warrants being issued in this offering) to have automatically, and irrevocably, adjusted the conversion price of the Notes to 200% of the purchase price of a share of our common stock in the offering contemplated by the registration statement, (ii) the maturity date (as defined in the notes) shall automatically be extended to the earlier to occur of (x) the first anniversary of the date of consummation of the offering contemplated by the registration statement and (y) December 30, 2018, (iii) until the earlier of (x) this maturity date and (y) the 75th calendar day after the date of consummation of the offering contemplated by the registration statement, all installments to be made under the notes shall be deemed automatically deferred with no conversions during that 75 day period, (iv) the Company agreed to redeem any portion of the outstanding notes at any time requested by either investor thereto with $7.3 million in cash to be reduced by $0.6 million to redeem the Series C Preferred Stock remaining in the restricted accounts with respect to the 2016 convertible notes and (v) the conversion floor price on the notes is $0.05 and not subject to adjustments.

On September 21, 2017, we entered into a securities purchase agreement (the “SPA”) with two of our investors which had purchased certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock pursuant to a certain June 6, 2016 securities purchase agreement, of $0.5 million aggregate purchase price for 590 shares of Series C Preferred Stock (the “Series C Preferred Shares”). The purchase of the Series C Preferred Stock was made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended. The Series C Preferred Shares was entitled to 1,484,061 votes and could only vote on approval of a reverse split of our outstanding common stock. The Series C Preferred Stock had no dividend, liquidation or other preferential rights to our common stock, and each share of Series C Preferred Stock was redeemable for the amount of $1,000.00, payable in cash, per share at our written election, and had to be redeemed by us no later than December 21, 2017. The Series C Preferred Stock was redeemed for $590,000 in November 2017.

On November 15, 2017, Delcath Systems, Inc. (the “Company”) entered into exchange agreements (“Exchange Agreements”) with each of the two investors from its June 2016 private placement of senior secured convertible notes as contemplated by that certain Securities Purchase Agreement, dated June 6, 2016, by and among the Company and such investors. As of November 15, 2017, those investors held $11,157,970 aggregate principal amount of investor notes (the “Investor Notes”), including (a) such aggregate principal amount of the Investor Notes as set forth on the signature page of the Investor hereto that does not include Restricted Principal as of the date hereof and all accrued and unpaid interest under the Investor Notes (such portion of the Investor Notes, the “Unrestricted Investor Notes”) and such aggregate principal amount of the Investor Notes as set forth on the signature page of the investors hereto that solely consists of Restricted Principal as of the date hereof (such portion of the Investor Notes, the “Restricted Investor Notes”).

On November 15, 2017, the Company authorized a new series of senior secured convertible notes of the Company, in the aggregate original principal amount as set forth above (the “Exchange Notes”), which Exchange

Notes shall be convertible into shares of Common Stock in accordance with the terms of the Exchange Notes. Subject to the terms and conditions of the Exchange Agreements, the Company and the investors exchanged (the “Exchange”) the Unrestricted Investor Notes for (a) $10,562,425 aggregate principal amount of the Exchange Notes (the “New Notes”, and the shares of Common Stock issuable pursuant to the terms of the New Notes, including, without limitation, upon conversion or otherwise, collectively, the “New Conversion Shares”) and (b) warrants to purchase an aggregate of 7,000,000 shares of Common Stock (the “New Warrants”, as exercised, the “New Warrant Shares”).

The New Conversion Shares and the New Warrant Shares are collectively referred to herein as the “New Underlying Securities” and, together with the New Notes and the New Warrants, the “New Securities”.

The New Notes, which were satisfied in full on December 28, 2017, bore the following terms:

•	The New Notes did not bear interest except upon the occurrence of an event of default upon which the interest rate is 15% per annum.

•

The initial conversion price was $1.50 per share for an optional conversion and at any time, an investor could have instead engaged in an alternate conversion for which the conversion price is 82% (75% if an event of default) of the lowest volume weighted average price for the Company’s common stock on the three trading days prior to and including the date of the conversion. All conversions attributable to the Restricted Notes could have been converted at the lower of the optional conversion price and the alternate conversion price, then in effect.

•	The obligation to prepay the Notes was extended to March 31, 2018, except in the case of an event of default or change in control.

•	Assuming equity conditions as stated in the New Notes are met, the investors would consent to release cash to the Company from the existing controlled accounts upon conversion of the New Notes.

•	The New Notes contained provisions waiving Section 8 of the Restricted Investor Notes, including, without limitation, any requirements for the Company to effect installment conversions or redemptions.

•

The New Notes contained customary and usual terms including but not limited to, events of default upon failure to trade on an eligible market, failure to timely deliver shares upon conversion, failure to maintain converted share reserve, for conversions, failure to make payments thereunder when due, failure to remove legends, cross defaults to other indebtedness, bankruptcy and the like, and any material adverse effect in the Company’s financial condition, as well as remedies and negative covenants substantially similar to those in the Investor Notes.

The New Warrants bear the following terms:

•	The Warrants will be exercisable for five years from the date of issuance.

•

The initial exercise price of the warrants is 115% of the closing bid price of the Company’s common stock as of the trading day ended immediately prior to the time of execution of the Exchange Agreement.

•

The Warrants contain full antidilution ratchet protection from lowered price securities issuances subsequent to the date of issuance for six months from the date of issuance and most favored nations protection for a year from the date of issuance.

•

The Warrants are exercisable on a cashless basis to the extent at any time commencing on the one year anniversary of the date of issuance the issuance of underlying securities is not covered by an effective registration statement.

•

To the extent the investors elect to apply any amounts in their controlled accounts to the balances of the New Notes, the number of shares into which the applicable New Warrant is exercisable shall be reduced by a formula set forth in the New Warrants.

On December 28, 2017, we entered into exchange agreements (collectively, “Exchange Agreements”), each by and between us and an investor from its June 2016 private placement of senior secured convertible notes (as further exchanged, the “Notes”) originally issued pursuant to that certain Securities Purchase Agreement, dated June 6, 2016, by and among us and such investors. Pursuant to the Exchange Agreements, we (i) extinguished our remaining $3,027,408 in outstanding obligations under the Notes in full, (ii) obtained a release of restrictions on $2,046,897.66 in restricted cash held in our control accounts, (iii) issued to the investors shares (the “Shares”) of our common stock (or rights (“Rights”) to receive common stock to the extent such issuance of Shares would otherwise result in the beneficial ownership by any such investor of more than 4.9% or 9.9% of our issued and outstanding stock), as applicable, of an aggregate of 123,708,735 shares of our common stock (in each case, subject to trading restrictions set forth in leak out agreements we separately entered into with each investor (collectively, the “Leak-Out Agreements”)) and (iv) a cash payment to the investors of $829,830.54 from the restricted cash held in our control accounts. The number of shares of our issued and outstanding common stock immediately following issuance of the initial Shares to the investors is 114,054,852.

The Rights could be exercised in whole or in part by an investor, without payment of additional consideration, at any time an investor would not beneficially own more than 4.9% or 9.9% (as set forth in the applicable Exchange Agreement) of our common stock (along with any shares of our common stock owned by any Attribution Parties) outstanding immediately after giving effect to such exercise. The Shares and Rights were issued in transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and the Shares and Rights were also issued in compliance with Section 3(a)(9) thereunder such that for Rule 144 purposes the holding period for the Shares and Rights and shares of our common stock underlying the Rights may be tacked onto the holding period of the Notes.

June 2018, July 2018 and August 2018 Notes

In June 2018, the Company entered into a Securities Purchase Agreement (the “June 2018 SPA”) with an institutional investor pursuant to which the Company issued $3.3 million in principal face amount of senior secured convertible notes of the Company (the “June 2018 Notes”) and related June 2018 Series D Warrant and June 2018 Pre-Funded Series D Warrants (the “June 2018 Series D Warrants”) to purchase additional shares of the Company’s common stock. June 2018 Notes in the amount of $3.3 million and June 2018 Pre-Funded Warrants in the amount of $0.2 million were issued for cash proceeds of $2.4 million with an original issue discount in the amount of $1.1 million. The June 2018 Notes bear 8% interest payable upon maturity. Of the $3.3 million in issued June 2018 Notes, $2.5 million matures in six months; the balance of $0.8 million is payable in twelve installments beginning seven months after the original issuance date. Each payment shall be paid in cash or, provided that the Market Price (as defined in the June 2018 SPA) is at least the conversion price of $3.00, at the option of the Company, upon ten Trading Days’ written notice to the Holder, in free trading common stock at the conversion price. The transaction was exempt from registration under Regulation S, as amended promulgated under the Securities Act of 1933.

On July 20, 2018, pursuant to another Securities Purchase Agreement between the Company and a domestic institutional investor, the Company sold two 8% Senior Secured Convertible Promissory Notes for a total face amount of $2,223,525 and a purchase price of $1,507,557 to this institutional investor upon the same terms and conditions as the transaction consummated under the Securities Purchase Agreement in a transaction exempt from registration under Section 4(a)(2) and Regulation D, as amended promulgated under the Securities Act of 1933.

Effective August 31, 2018, the Company entered into an agreement to sell up to $6.0 million purchase price of its 8% Senior Secured Convertible Promissory Notes (“Notes”) and warrants and prepaid warrants (“Warrants”) pursuant to a Securities Purchase Agreement (“Agreement”) with one or more institutional investors in transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation S and Rule 506(b) promulgated thereunder. The Agreement provided for an aggregate subscription amount for all securities to all purchasers of up to $6.0 million and has substantially the same terms as the July 20, 2018 Securities Purchase Agreement with Discover Growth Fund, LLC, except that the conversion price under the Notes and exercise price of the Warrants is $1.75, and interest on the Notes shall accrue and be payable at maturity. On August 31, 2018, the Company sold $3,336,617 face amount of Notes and 2,021,410 Warrants and 23,777,381 Pre-funded Warrants to Discover Growth Fund, LLC with gross proceeds to the Company of $2,500,000.

In March 2019, the Company amended the June 2018, July 2018 and August 2018 Notes to make them non-convertible.

On April 19, 2019, April 26, 2019, May 9, 2019 and May 23, 2019, the Company borrowed an aggregate $3.3 million from two institutional investors and issued promissory notes to the investors. The promissory notes have an aggregate principal amount of $3.3 million, bear interest at the rate of 8% per annum and are due six months from the issuance of each note. The promissory notes are nonconvertible. The notes contain standard events of default and remedies therefor. The Company’s obligations under the promissory notes to the institutional investor are secured by a lien on the Company’s assets.

On June 6, 2019, the Company entered into an agreement with two institutional investors, pursuant to which the investors agreed to transfer and surrender to the Company for cancellation of 3.9 million Series D Warrants and 53.4 million Pre-Funded Series D Warrants. Under the terms of the Purchase Agreement, the investors agreed to defer the payment of the purchase price for the Series D Warrants and Pre-Funded Series D Warrants and, accordingly, the Company agreed to sell and issue to the investors 8% Senior Secured Promissory Notes in an aggregate principal amount of $2 million in full payment and satisfaction of the purchase price for the Series D Warrants and Pre-Funded Series D Warrants.

July 2019 Private Placement

On July 11, 2019, the Company and certain accredited investors (each an “Investor” and, collectively, the “Investors”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company expects to sell and issue to the Investors an aggregate of 20,000 shares of Series E Convertible Preferred Stock, par value $0.01 per share, at a price of $1,000 per share (the “Private Placement”). Pursuant to the Securities Purchase Agreement, the Company will issue to each Investor a warrant (a “Warrant”) to purchase a number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), equal to the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock purchased by the Investor. Each Warrant will have an exercise price equal to $0.06, subject to adjustment in accordance with the terms of the Warrants (the “Exercise Price”), and be exercisable at any time beginning on the date that the Company effects a reverse stock split until 5:00 p.m. (NYC time) on the date that is five years following the date that the Company effects a reverse stock split. The Company expects to receive gross proceeds from the Private Placement of approximately $20.0 million, before deducting cash fees in the amount of $1.4 million payable to Roth Capital Partners, LLC (“Roth”) for serving as placement agent for the Private Placement and cash fees in the amount of $552,000 payable to Roth for serving as placement agent for certain prior securities offerings by the Company, and other transaction costs, fees and expenses payable by the Company.

Pursuant to certain Waiver Agreements, certain holders of Common Stock (the “MFN Common Stockholders”) were issued 923 shares of Series E Preferred Stock, in the aggregate, and Warrants to purchase up to 15,382,992 shares of Common Stock, in the aggregate, in exchange for the MFN Common Stockholders’ waiver of certain most favored nations rights granted to them pursuant to exchange agreements between the Company and the MFN Common Stockholders, which exchange agreements were previously reported by the Company.

Following the closing of the July 2019 Private Placement, the Company entered into agreements (the “Exchange Agreements”) with the holders of (i) its 8% Senior Secured Promissory Notes in an aggregate amount (principal plus accrued interest) of approximately $10.8 million (the “Bridge Notes”), and (ii) its 8% Senior Secured

Promissory Notes in an aggregate principal amount of $2 million (“Surviving Notes”) pursuant to which the Bridge Notes were converted into shares of Series E Preferred Stock and Warrants at the same $1,000 price per Unit as applied to the Private Placement and the Surviving Notes became convertible into shares of Series E Preferred Stock and Warrants at the price of $1,500 per Unit.

The sale and issuance of the Series E Preferred Stock and Warrants to the Investors, MFN Common Stockholders and holders of Bridge Notes have been determined to be exempt from registration under the United States Securities Act of 1933, as amended (the “Act”), in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

The transactions set forth herein were being made in reliance upon the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”). As of the date of this Prospectus, all of the Rights have been exercised, and neither investor owns more than 4.9% of the issued and outstanding shares of our common stock.

August 2019 Private Placement

On August 19, 2019, the Company closed on its securities purchase agreement, dated August 15, 2019 (the “Securities Purchase Agreement”), entered into with certain accredited investors (each an “Investor” and, collectively, the “Investors”) pursuant to which the Company issued to the Investors an aggregate of 9,510 shares of Series E-1 Convertible Preferred Stock, par value $0.01 per share (the “Series E-1 Preferred Stock”), at a price of $1,000 per share (the “Private Placement”). Pursuant to the Securities Purchase Agreement, the Company also issued to each Investor a warrant (a “Warrant”) to purchase a number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), equal to the number of shares of Common Stock issuable upon conversion of the Series E-1 Preferred Stock purchased by the Investor. Each Warrant has an exercise price equal to $0.06, subject to adjustment in accordance with the terms of the Warrants (the “Exercise Price”), and are exercisable at any time beginning on the date that the Company effects a reverse stock split until 5:00 p.m. (NYC time) on the date that is five years following the date that the Company effects a reverse stock split. The Company received gross proceeds from the Private Placement of approximately $9.5 million, before deducting cash fees in the amount of $738,285 payable to Roth Capital Partners, LLC for serving as placement agent for the Private Placement, and other transaction costs, fees and expenses payable by the Company.

The sale and issuance of the Series E-1 Preferred Stock and Warrants to the Investors have been determined to be exempt from registration under the United States Securities Act of 1933, as amended (the “Act”), in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of Company.**

3.2	Amendment to the Amended and Restated Certificate of Incorporation of the Company dated October 17, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 23, 2019).

3.3	Certificate of Correction to Amendment to the Amended and Restated Certificate of Incorporation of the Company dated October 22, 2019 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 23, 2019).

3.4	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Company’s Registration Statement on Form SB-2).

4.1	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock of Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 11, 2019).

4.2	Certificate of Designation of Preferences, Rights and Limitations of Series E-1 Convertible Preferred Stock of Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 16, 2019).

4.3	Form of Series E Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 11, 2019).

4.4	Form of Series E-1 Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 16, 2019).

4.5	Form of Registration Rights Agreement between the Company and each other party a signatory thereto (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed July 11, 2019).

4.6	Form of Registration Rights Agreement between the Company and each other party a signatory thereto (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 16, 2019).

5.1	Opinion of McCarter & English LLP.*

10.1	2009 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s definitive Proxy Statement dated April 30, 2009).

10.2	Form of Indemnification Agreement dated April 8, 2009 between the Company and members of the Company’s Board of Directors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 10, 2009).

10.3	Lease between SLG 810 Seventh Lessee LLC and the Company dated as of February 5, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

10.4	Amended and Restated Supply Agreement between B. Braun Medical Inc and the Company dated as of May 4, 2010 (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

10.5	Lease Modification, Extension and Additional Space Agreement between SLG 810 Seventh Lessee LLC and the Company dated as of September 27, 2010 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 30, 2010).

10.6†	License, Supply and Contract Manufacturing Agreement between Synerx Pharma, LLC and Bioniche Teoranta and the Company dated as of October 13, 2010 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010).

10.7	Form of Employee Confidentiality and Restrictive Covenant Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 26, 2011).

10.8	Lease Agreement, dated August 2, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).

Exhibit	Description

10.9	Sublease between Delcath Systems, Inc. and SLG 810 Seventh Lessee LLC, dated May 22, 2014. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 28, 2014).

10.10	Sublease Agreement between Delcath Systems, Inc. and ICV Partners, LLC dated August 18, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 30, 2014).

10.11	Form of Warrant Repurchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 3, 2017).

10.12	Exchange Agreement dated July 2, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 2, 2017).

10.13	Securities Purchase Agreement dated July 5, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 6, 2017).

10.14	Form of Leak-Out Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 2, 2017).

10.15	Amended and Restated Securities Purchase Agreement dated July 5, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on July 12, 2017).

10.16	Form of Restructuring Agreement and Warrant (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 28, 2017).

10.17	Securities Purchase Agreement dated September 19, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 21, 2017).

10.18	Exchange Agreement, dated November 15, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 16, 2017).

10.19	Form of Exchange Note (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 16, 2017).

10.20	Form of Exchange Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 16, 2017).

10.21	Exchange Agreement, dated December 28, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 29, 2017).

10.22	Form of Leak-Out Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 29, 2017).

10.23	Executive Agreement between the Company and Jennifer Simpson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 26, 2018).

10.24	Executive Agreement between the Company and Barbra Keck (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 26, 2018).

10.25	Executive Agreement between the Company and John Purpura (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 26, 2018).

10.26	Securities Purchase Agreement dated as of June 4, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 8, 2018).

10.27	First Amendment to Securities Purchase Agreement dated as of July 20, 2018 to Securities Purchase Agreement dated as of June 4, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 26, 2018).

10.28	First Amendment to Warrants to Purchase Common Stock dated July 20, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 26, 2018).

10.29	Form of Securities Purchase Agreement dated August 31, 2018 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

10.30	Form of Backstop Commitment Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

10.31	Form of 8% Senior Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

Exhibit	Description

10.32	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

10.33	Form of Pre-Funded Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 7, 2018)

10.34	Form of First Amendment to 8% Senior Secured Convertible Promissory Notes issued June 4, 2018 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

10.35	Form of Second Amendment to Warrants to Purchase Common Stock issued June 4, 2018 and July 20, 2018 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

10.36	Form of Pre-Funded Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

10.37	Form of Second Amendment to Warrants to Purchase Common Stock issued June 4, 2018 and July 20, 2018 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 7, 2018).

10.38	Form of Stock Purchase Agreement dated as of November 16, 2018 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed November 7, 2018).

10.39	License, Supply and Marketing Agreement for CHEMOSAT® dated as of December 10, 2018 between the Company and medac Gesellschaft für klinische Spezialpräparate mbH (incorporated by reference to Exhibit 10.38 to the Company’s Form 10-K filed on June 14, 2019).†

10.40	Form of Exchange Agreement dated December 2018 (incorporated by reference to Exhibit 10.39 to the Company’s Form 10-K filed on June 14, 2019).

10.41	Form of Leak-Out Agreement dated December 2018 (incorporated by reference to Exhibit 10.40 to the Company’s Form 10-K filed on June 14, 2019).

10.42	2019 Equity Incentive Plan (incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed on February 7, 2019).

10.43	Global Settlement Agreement dated as of April 18, 2019 by and among the Company, Iroquois Capital Investment Group, LLC, Iroquois Master Fund Ltd. and FirstFire Global Opportunities Fund LLC (incorporated by reference to Exhibit 10.42 to the Company’s Form 10-K filed on June 14, 2019).

10.44	Securities Purchase Agreement dated as of April 19, 2019 (incorporated by reference to Exhibit 10.43 to the Company’s Form 10-K filed on June 14, 2019).

10.45	Securities Purchase Agreement dated as of April 26, 2019 (incorporated by reference to Exhibit 10.44 to the Company’s Form 10-K filed on June 14, 2019).

10.46	Securities Purchase Agreement dated as of May 9, 2019 (incorporated by reference to Exhibit 10.45 to the Company’s Form 10-K filed on June 14, 2019).

10.47	Securities Purchase Agreement dated as of May 23, 2019 (incorporated by reference to Exhibit 10.46 to the Company’s Form 10-K filed on June 14, 2019).

10.48	Note Purchase Agreement dated as of June 6, 2019 by and among Delcath Systems, Inc., Rosalind Master Fund LP and Rosalind Opportunities Fund I (incorporated by reference to Exhibit 10.47 to the Company’s Form 10-K filed on June 14, 2019).

10.49	Form of 8% Secured Promissory Note Due June 6, 2021 (incorporated by reference to Exhibit 10.48 to the Company’s Form 10-K filed on June 14, 2019).

10.50	Securities Purchase Agreement dated as of July 11, 2019 between the Company and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 11, 2019).

10.51	Engagement Letter dated as of May 20, 2019 between the Company and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 11, 2019).

Exhibit	Description

10.52	Securities Purchase Agreement dated as of August 15, 2019 between the Company and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 16, 2019).

10.53	Engagement Letter dated as of August 14, 2019 between the Company and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 16, 2019).

10.54	Amendment dated as of August 15, 2019 between the Company and each purchaser a signatory thereto to Securities Purchase Agreement dated as of July 11, 2019 between the Company and the purchasers signatories thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed August 16, 2019).

10.55	Amendment to Registration Rights Agreements, dated as of September 30, 2019, by and between the Company and holders of a majority of the Company’s Series E and Series E-1 Convertible Preferred Stock. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 1, 2019).

10.56	Second Amendment to Registration Rights Agreements, dated as of October 18, 2019, by and between the Company and holders of a majority of the Company’s Series E and Series E-1 Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 23, 2019).

10.57	Third Amendment to Registration Rights Agreements, dated as of October 29, 2019, by and between the Company and holders of a majority of the Company’s Series E and Series E-1 Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 1, 2019).

10.58	Waiver and Forbearance Agreement, dated October 29, 2019, by and between the Company and the holders signatory thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 1, 2019).

23.1	Consent of Grant Thornton, LLP**

23.2	Consent of Marcum LLP**

23.3	Consent of McCarter & English LLP (included as part of Exhibit 5.1)*

24.1	Powers of Attorney**

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Previously filed.
†	Portions of this exhibit have been omitted.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Delcath Systems, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 1, 2019.

DELCATH SYSTEMS, INC.

By:	/s/ Jennifer K. Simpson
Name: Jennifer K. Simpson, Ph.D.
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Jennifer K. Simpson, Ph.D. Jennifer K. Simpson, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2019.

/s/ Barbra C. Keck, M.B.A. Barbra C. Keck, M.B.A.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 1, 2019.

* Roger G. Stoll, Ph.D.	Chairman of the Board	November 1, 2019.

* William D. Rueckert	Director	November 1, 2019.

* John R. Sylvester	Director	November 1, 2019.

* Marco Taglietti, M.D.	Director	November 1, 2019.

*	Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-1 filed on August 21, 2019.